EXHIBIT 99.2


 NET PERCEPTIONS COMPLETES ACQUISITION OF KD1

 MINNEAPOLIS, Feb. 15 -- Net Perceptions, Inc. (Nasdaq: NETP), the leading supplier of realtime enterprise-wide personalization software and services, announced today that it has completed its previously announced acquisition of privately held KD1 (Knowledge Discovery One, http://www.kd1.com), the leader in building advanced data analysis solutions for multi-channel and dot.com retailers.

 "I am pleased to say that the value KD1 brings to Net Perceptions is being immediately realized in terms of people, products and customers," said Steven Snyder, president and CEO of Net Perceptions. "The feedback and excitement from our customers over KD1's current product offering, and the added value KD1 brings to our future product offering, is very encouraging."

 KD1 will maintain its current operations located in Dallas and Austin, Texas, and its sales and consulting services organizations will report to Net Perceptions worldwide operations.

 About Net Perceptions

 Net Perceptions is the pioneer and leading supplier of enterprise-wide personalization software and services that empower businesses to share information and market to customers on a realtime one-to-one basis across multiple touch points. Net Perceptions solutions learn more about each individual's needs, tastes and preferences with every interaction, then make increasingly personalized recommendations. Based in Minneapolis, Net Perceptions is a publicly held company that operates additional offices in Austin, Texas; Dallas; New York; San Francisco; Berkshire, England; Amsterdam; and a joint venture office in Japan. Customers include many of the world's best known brands including: Art.com, Bertelsmann, Billboard TalentNet, CDNOW, E!Online, Kraft, Micron, SkyMall, Tower Records and Ticketmaster Online. For more information about Net Perceptions products visit http://www.netperceptions.com or call 800-466-0711.

 SOURCE Net Perceptions, Inc.

 /CONTACT: Jacqueline Hanson of Net Perceptions, 612-918-1749, or jhanson@netperceptions.com/

 /Company News On-Call: http://www.prnewswire.com/comp/139066.html or fax, 800-758-5804, ext. 139066/

 /Web site: http://www.kd1.com
 http://www.netperceptions/